                                                                     EXHIBIT 5.1

                         [LATHAM & WATKINS LETTERHEAD]





                                 June 28, 2000









Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, CA 92121

               Re: Leap Wireless International, Inc. Registration of 12 1/2% Senior Notes due 2010 and 14 1/2% Senior Discount Notes due 2010

Ladies and Gentlemen:

                In connection with the registration of up to $225,000,000 aggregate principal amount of 12 1/2% Senior Notes due 2010 (the "Senior Notes") and up to $668,000,000 aggregate principal amount at maturity of 14 1/2% Senior Discount Notes due 2010 (the "Senior Discount Notes," together with the Senior Notes, the "Exchange Notes") by Leap Wireless International, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on May 17, 2000, as amended by Amendment No. 1 to Form S-4, filed with the Commission on the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture dated as of February 23, 2000 (the "Indenture") by and between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The Senior Notes and Senior Discount Notes will be issued in exchange for the Company's outstanding 12 1/2% Senior Notes due 2010 and 14 1/2% Senior Discount Notes due 2010, respectively, on the same terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal, filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

                In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Exchange Notes, and for purposes of this opinion,

Leap Wireless International, Inc.
June 28, 2000
Page 2


have assumed such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will otherwise be in compliance with law. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below.

                In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

                We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Exchange Notes, when authenticated by the Trustee and executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the following exceptions, limitations and qualifications:

(i) the effect of bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors,

(ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;

(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

(iv) to the extent that enforceability may be limited due to the existence of an untrue statement of a material fact in the Registration Statement or omission to state a material fact therein necessary to make the statements in the Registration Statement not misleading; it being understood that we express no view with respect thereto;

(v) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable; and

Leap Wireless International, Inc.
June 28, 2000
Page 3

(vi) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.13 of the Indenture.

                To the extent that the obligations of the Company under the Notes and the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein.


                                            Very truly yours,




                                            /s/ LATHAM & WATKINS